UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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NOTICE OF 2014 ANNUAL MEETING AND PROXY STATEMENT

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 21, 2014

To the Stockholders of Wisconsin Energy Corporation:

On behalf of the Board of Directors, you are cordially invited to attend Wisconsin Energy Corporation’s 2014 Annual Meeting of Stockholders to be held at Concordia University Wisconsin in Mequon, just north of Milwaukee. To attend, you must pre-register and present photo identification at the door. Instructions on how to pre-register are provided on page P-10. If you are not able to attend, you may listen to a live webcast available on our Website at: www.wisconsinenergy.com/invest/annualmtg.htm. An archive of the webcast will be available on the site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy.

Wisconsin Energy’s Annual Meeting will be held as follows:

WHEN:	Friday, May 2, 2014 10:00 a.m., Central time

WHERE:	Concordia University Wisconsin R. John Buuck Field House 12800 North Lake Shore Drive Mequon, Wisconsin 53097

ITEMS OF BUSINESS:

•   Elect nine directors for terms expiring in 2015.

•   Ratify Deloitte & Touche LLP as independent auditors for 2014.

•   Advisory vote on compensation of the named executive officers.

•   Consider any other matters that may properly come before the meeting.

RECORD DATE:	February 21, 2014

VOTING BY PROXY:	Your vote is important. You may vote: • using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

This year we will again be taking advantage of the Securities and Exchange Commission rule that allows companies to deliver proxy materials to their stockholders through the Internet. On or about March 21, 2014, we began mailing to many of our stockholders a notice instead of a paper copy of the proxy statement and 2013 Annual Report. The notice contains instructions on how to access our proxy materials and vote online. If you receive paper copies of the materials, consider signing up to receive them electronically in the future by following the instructions contained on page P-11. By delivering our proxy materials electronically, we can provide our stockholders with the information they need in a cost-effective manner.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2014 – The Proxy Statement and 2013 Annual Report are available at:

www.envisionreports.com/wec

By Order of the Board of Directors,

Susan H. Martin

Executive Vice President, General Counsel and Corporate Secretary

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PROXY SUMMARY

This summary highlights the information contained elsewhere in these proxy materials. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Company Profile

Wisconsin Energy Corporation (“WEC” or the “Company”) is one of the nation’s premier energy companies with more than $14.7 billion of assets and a diversified portfolio of businesses engaged in electric generation and the distribution of electricity, natural gas and steam. Wisconsin Energy’s principal utilities, Wisconsin Electric Power Company and Wisconsin Gas LLC, serve more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and approximately 1.1 million natural gas customers in Wisconsin. These utilities operate under the trade name “We Energies.” The Company’s other major subsidiary, We Power, designs, builds and owns electric generating plants. Headquartered in Milwaukee, WEC is a component of the S&P 500 with 4,300 employees and more than 40,000 registered stockholders.

Annual Meeting of Stockholders

Provided below are important details regarding the Company’s upcoming Annual Meeting.

• Date and Time:	Friday, May 2, 2014; Check-in begins at 8:30 a.m., Central time; meeting begins at 10:00 a.m., Central time.

• Place:	Concordia University Wisconsin in the R. John Buuck Field House
12800 North Lake Shore Drive, Mequon, WI 53097

• Live Webcast:	Listen to a live webcast at: www.wisconsinenergy.com/invest/annualmtg.htm

• Record Date:	February 21, 2014

• Identification:	Pre-registration is required. In addition, for entry into the meeting, each stockholder will be required to present a government-issued photo identification, such as a driver’s license, state identification card or passport. Information on how to pre-register can be found on page P-10.

• Voting:	Stockholders of record as of the record date are entitled to vote using one of the options below. Stockholders who hold shares in street name through an intermediary must obtain a legal proxy from their broker, bank or other nominee granting the right to vote.

Internet at www.investorvote.com/wec	Call toll-free at 800-652-8683	Mail signed proxy card	In person at the Annual Meeting

Voting Matters

There are three items of business for which the Company is soliciting a stockholder vote in conjunction with the Annual Meeting:

Proposal Item		Board Vote Recommendation	Page
1.	Election of Directors – Terms Expiring in 2015	FOR each Nominee	P-18

2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2014	FOR	P-28

3.	Advisory Vote on Compensation of the Named Executive Officers	FOR	P-56

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2013 Business Highlights

From a sluggish economy to a stock market where utilities lagged behind the broader indices, 2013 had its share of challenges. Despite these challenges, 2013 proved to be another exceptional year for WEC. Financially, WEC delivered solid earnings growth, generated strong cash flow and made significant progress toward a dividend payout that is more competitive with its peers. The Company also achieved milestones in customer satisfaction and reliability. More specifically, the Company’s achievements in 2013 included:

•	Earnings per share of $2.51, the highest in the Company’s history.

•	Increasing the dividend by a total of 27.5%.

•	Returning more than $450 million to stockholders during 2013 through dividends and repurchases under the share repurchase program approved by the Board of Directors in 2011.

•	Board of Directors approving a new four year, $300 million share repurchase program effective January 1, 2014.

•	WEC common stock trading at an all-time high of $45.00 per share on April 30, 2013.

•	Being named the most reliable utility in America for 2013.

•	Achieving the best customer satisfaction ratings since the operations of Wisconsin Electric and Wisconsin Gas merged in 2000.

•	Completing the new biomass facility in Rothschild, Wisconsin, on time and on budget.

•	Being named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the sixth consecutive year.

Five-Year Performance Return

The graph below shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the past five years had $100 been invested at the close of business on December 31, 2008, in each of Wisconsin Energy common stock, a Custom Peer Group Index, a recomprised Custom Peer Group Index and the Standard & Poor’s 500 Index (“S&P 500”).

Wisconsin Energy Corporation

Five-Year Cumulative Return Chart

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2013 Executive Compensation Highlights

Compensation awarded to, earned by or paid to the Company’s named executives during 2013 is set forth in the Summary Compensation Table on page P-40 and described in the Compensation Discussion and Analysis beginning on page P-29 in this proxy statement. The table below is an overview of compensation received by our named executive officers in 2013, which indicates the significance of incentive compensation relative to base salary. The table does not include all of the information included in the Summary Compensation Table.

Name	Salary ($)	Annual Incentive Awards ($)	Long-Term Incentive Awards ($)	Total ($)
Gale E. Klappa	1,243,256	3,097,587	5,171,466	9,512,309
J. Patrick Keyes	500,520	798,334	1,120,504	2,419,358
Allen L. Leverett	705,139	1,446,375	2,321,340	4,472,854
Susan H. Martin	417,960	621,419	598,017	1,637,396
Robert M. Garvin	374,562	479,221	398,832	1,252,615

Proposals to be Voted on by Stockholders

Proposal 1: Election of Directors (page P-18)

Each Director is elected annually to serve a one-year term. The Board met six times during 2013 with an average board and committee meeting attendance during the year of 95.6%. The Corporate Governance Committee has evaluated each individual director nominee listed below and confirmed that he or she has the skills, education, experience and qualifications required to help further the success of the Company’s business and represent stockholder interests.

Name	Age	Director Since	Occupation	Committee Memberships
John F. Bergstrom*	67	1987	Chairman and Chief Executive Officer, Bergstrom Corporation	A, C (Chair), E

Barbara L. Bowles*	66	1998	Retired Vice Chair, Profit Investment Management	A, G (Chair), E

Patricia W. Chadwick*	65	2006	President, Ravengate Partners, LLC	A, F

Curt S. Culver*	61	2004	Chairman and Chief Executive Officer, MGIC Investment Corporation	G, F (Chair)

Thomas J. Fischer*	66	2005	Principal, Fischer Financial Consulting LLC	A (Chair), C, E

Gale E. Klappa	63	2003	Chairman of the Board and Chief Executive Officer, Wisconsin Energy Corporation	E (Chair)

Henry W. Knueppel*	65	2013	Retired Chairman and Chief Executive Officer, Regal Beloit Corporation	A, G

Ulice Payne, Jr.*	58	2003	Managing Member, Addison-Clifton, LLC	C, F, E

Mary Ellen Stanek*	57	2012	Managing Director and Director of Asset Management, Baird Financial Group	F

Independent Director *

Board Committees: A = Audit and Oversight Committee; C = Compensation Committee; G = Corporate Governance Committee; F = Finance Committee; E = Executive Committee.

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Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors (page P-28)

The Audit and Oversight Committee believes it is important for stockholders to ratify the selection of the independent auditing firm — Deloitte & Touche LLP — to remain as the Company’s independent auditors for 2014. The following table shows the fees paid to Deloitte & Touche LLP for services provided for fiscal years 2013 and 2012.

	2013	2012
Audit Fees	$1,811,300	$1,766,200
Audit-Related Fees	—	36,000
Tax Fees	—	—
All Other Fees	4,950	—

Total	$1,816,250	$1,802,200

Proposal 3: Advisory Vote on Executive Compensation (page P-56)

Stockholders are again being asked to cast a non-binding advisory vote on the Company’s named executives’ compensation. At the 2013 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of the named executive officers with 91% of the votes cast. In evaluating this proposal, we recommend that you review the Compensation Discussion and Analysis beginning on page P-29, which describes in greater detail the Company’s compensation philosophy and programs, and describes how and why the Compensation Committee arrived at the 2013 executive compensation levels.

The primary objective of the executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s long-term and short-term goals. The program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of the Company’s stockholders and customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

The Company generally compensates named executive officers through a mix of compensation elements, which primarily include the following compensation:

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PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 21, 2014, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Friday, May 2, 2014 (the “Meeting”) at 10:00 a.m., Central time, at Concordia University Wisconsin in the R. John Buuck Field House located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097, and at all adjournments or postponements of the Meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders.

ANNUAL MEETING BUSINESS

On what Proposals am I voting?	Proposal 1: Election of nine directors for terms expiring in 2015. The Board recommends a vote FOR each of the nominees. The nine individuals will be elected as directors if the number of votes cast in person or by proxy at the Meeting favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election.

Proposal 2: Ratification of Deloitte & Touche LLP as independent auditors for 2014. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 3: Advisory vote on compensation of the named executive officers, commonly referred to as a “Say on Pay” vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION AND ANNUAL MEETING ATTENDANCE

Who can vote?	Common stockholders as of the close of business on the Record Date, February 21, 2014, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. The Company encourages you to vote this way.

• By toll-free, touch-tone telephone.

• By completing and mailing your proxy card.

• By written ballot at the Meeting.

If you wish to vote through the Internet or by telephone, please follow the instructions on your Notice, proxy card or the information forwarded to you by your bank or broker, as applicable. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Thursday, May 1, 2014.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

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If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1 and 3, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?	As of the February 21, 2014 Record Date, there were 225,862,024 shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone;

• returning a later-dated proxy card;

• voting in person at the Meeting; or

• notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?	The Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event that it believes such services would be beneficial.

Who will count the votes?	Computershare, which also will serve as Inspector of Election, will tabulate the vote.

What must I do to attend the Annual Meeting?	The Meeting is open to all stockholders of WEC. You must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door in order to attend.

If you would like to attend, please contact Stockholder Services by email at WEC.Stockholder-Services.Contact@wisconsinenergy.com or by telephone at 800-881-5882 to reserve an admission ticket. If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares to: Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201; fax: 414-221-3888; or email: WEC.Stockholder-Services.Contact@wisconsinenergy.com.

Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than five business days before the Meeting, or Friday, April 25, 2014. If we cannot confirm you are a registered stockholder or beneficial owner, we will contact you for further information.

Admission tickets will be available for pick-up at the Meeting. All Meeting attendees will be asked to present a government-issued photo identification card, such as your driver’s license, state identification card or passport, before receiving an admission ticket. We will then verify your name against our stockholder list. If you own shares in the name of your broker, bank or other nominee

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(“street name”), you should bring your proof of share ownership with you to the Meeting. If we cannot verify that you are a stockholder, you may not be admitted to the Meeting.

The Meeting will begin promptly at 10:00 a.m., Central time. Check-in will begin at 8:30 a.m. Please allow ample time for check-in procedures.

Why did I receive a separate Notice Regarding the Availability of Proxy Materials instead of printed Proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we began mailing a Notice Regarding the Availability of Proxy Materials with instructions on how to access our proxy materials and vote online (the “Notice”) to many of our registered and beneficial stockholders on or about March 21, 2014 instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares.

As more fully described in the Notice, registered stockholders may choose to access our proxy materials over the Internet and vote online or may request to receive a printed set by logging on to www.envisionreports.com/wec and following the applicable instructions or by calling 866-641-4276. If your shares are held by a broker, trustee, bank or other nominee, please refer to the information provided by such record holder for instructions on how to access our proxy materials and vote.

If you receive paper copies of our proxy materials, please consider signing up to receive these materials electronically in the future as described under “How can I choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies?” in this proxy statement. By delivering our proxy materials electronically, we can provide our stockholders with the information they need quickly and efficiently while distributing our proxy materials in a cost-effective manner.

What information is available via the Internet?	The following documents can be found at www.envisionreports.com/wec:
• Notice of Annual Meeting;
• Proxy Statement;

• 2013 Annual Report; and

• Form of Proxy.

How can I choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies?

If you are a registered stockholder and receive a paper copy of our proxy materials this year, you may elect to receive access to future copies of these documents electronically by: (i) following the instructions when voting by Internet or by telephone, or (ii) registering for our eDelivery paperless communication program. You will then be able to receive future proxy materials and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically until you change your election.

If your shares are held by a broker, trustee, bank or other nominee on your behalf, please refer to the information provided by such record holder for instructions on how to elect to receive access to our future proxy materials and annual reports over the Internet.

Why choose our eDelivery paperless communication program?	Electronic distribution gives stockholders faster delivery of account documents and saves the Company and its stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents and more. You may access your account and sign up for eDelivery at www.computershare.com/investor.

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce printing and postage costs and are friendly to the environment. The Company has:

• introduced the delivery of proxy materials through the Internet;

• encouraged Internet and telephone voting of your proxies; and

•     implemented “householding” whereby stockholders who do not choose to receive their proxy materials electronically, and who share a single address, receive a single annual report and proxy statement, unless the Company received instructions to the contrary from one or more of the stockholders.

If you received multiple paper copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or

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you may provide written instructions to Wisconsin Energy Corporation, c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

What Attendance Guidelines apply to the Annual Meeting?

If you plan to attend the Meeting, please review the Annual Meeting Attendance Guidelines that appear on page P-59 of this proxy statement. Attendees who fail to comply with these Guidelines risk expulsion from the Meeting. In the event of a disruption, the Chairman may immediately adjourn the Meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly brought before the Meeting.

In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Meeting, management will limit the general discussion portion of the Meeting and permit only stockholders or their authorized representatives to address the Meeting. Cameras, cell phones, recording devices and other electronic devices will not be permitted to be in use during the Meeting. In addition, signs, banners, placards, handouts and similar materials will not be allowed on Meeting premises. The Company reserves the right to inspect all items, including handbags and briefcases, prior to entering the Meeting room.

Where is this year’s Annual Meeting being held?	This year’s Meeting is being held at Concordia University Wisconsin in the R. John Buuck Field House, 12800 North Lake Shore Drive, Mequon, WI 53097.

Who do I contact if I have questions about the Annual Meeting?	If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882.

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CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, since 1996 the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. The Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

• has not been an employee of the Company for the last five years;

• has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•  is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, has no immediate family member who is a current partner of such a firm, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•  has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•  in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•  has not received, during the current calendar year or the immediately preceding calendar year, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;

• is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;

• is not employed by a public company at which an executive officer of the Company serves as a director; and

• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence.

Who are the independent directors?

The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Culver, Fischer, Knueppel, Payne and Stanek have no relationships described in the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents 89% of the current Board. Director Klappa is not independent due to his present employment with WEC.

Since 2005, WEC has engaged Baird Financial Group primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. The Board reviewed the terms of this engagement, including the approximately $386,850 in fees paid to Baird in 2013 (which are less

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than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence.

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this proxy statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee and the Compensation Committee is independent under the rules of the New York Stock Exchange applicable to audit committee and compensation committee members, respectively. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?

Yes, the office of CEO is combined with the office of Chairman of the Board. Consistent with WEC’s Bylaws and its Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the complexity of the Company’s industry, operations and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company at this time.

The Board currently does not appoint a lead independent director; however, Director Bowles, the chair of the Corporate Governance Committee, acts as presiding director when the independent directors meet in executive session without management present. The Board believes that such leadership evolves naturally and may vary depending upon the issue under consideration. Therefore, the Board does not believe that the appointment of a designated lead independent director is necessary at this time.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. The chair of the Corporate Governance Committee, currently Director Bowles, presides at these sessions.

What is the Board’s role in risk oversight?

The Board oversees our risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s role in risk oversight had no effect on the Board’s decision to keep the roles of Chairman and CEO combined.

Over the course of the year, the Audit and Oversight Committee hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation and ethical conduct and steps taken to monitor and control such exposures. The Finance Committee discusses the Company’s risk assessment and risk management policies, and provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. As part of this process, the business unit leaders identify existing, new or emerging issues or changes within their business area that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company has established a Compliance Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

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How can interested parties contact the members of the Board?	Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent service for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?

All employees of WEC, including executive officers, and members of the Board are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board of Directors must obtain the prior approval of the Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

In addition, WEC’s Code of Business Conduct requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

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Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation and Wisconsin Electric Power Company to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?

One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) overseeing the compensation and benefits to be paid to other officers and key employees; (4) establishing and administering the Chief Executive Officer compensation package; and (5) reviewing the results of the most recent stockholder advisory vote on compensation of the named executive officers. The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC’s non-employee directors and to determine the appropriate amount of such compensation. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

WEC engaged (outside of the Compensation Committee) Towers Watson, a compensation consulting firm, to provide the Compensation Committee and Chief Executive Officer with compensation data surveys regarding general industry and the energy services industry prepared annually by Towers Watson. Although the Compensation Committee relies on this compensation data, Towers Watson does not recommend the amount or form of executive or director compensation. While Towers Watson was not engaged directly by the Compensation Committee, the Committee has unrestricted access to Towers Watson and may retain its own compensation consultant at its discretion.

The Chief Executive Officer, after reviewing the compensation data compiled by Towers Watson and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments to such recommendations as it deems appropriate. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this proxy statement.

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Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2015 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2014, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is the deadline for stockholders to submit proposals for the 2015 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2015 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 21, 2014.

Stockholders who intend to present a proposal at the 2015 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2015 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2015 Annual Meeting of Stockholders. The 2015 Annual Meeting of Stockholders is tentatively scheduled for May 7, 2015.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is WEC’s policy regarding director attendance at annual meetings?	Generally, all directors are expected to attend the Company’s annual meetings of stockholders. All directors attended the 2013 Annual Meeting except for Mr. Bergstrom.

Where can I find more information about WEC corporate governance?	The Company’s Website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The site includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the Website periodically. Copies of these documents may also be requested in writing from the Corporate Secretary.

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PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2015

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Because this is an uncontested election, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of the votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention or otherwise, have no effect in the election of directors.

All of the nominees are currently WEC directors who were elected by stockholders at the 2013 Annual Meeting. Proxies may not be voted for more than nine persons in the election of directors.

The Board requires its current and potential directors to have a broad range of skills, education, experience and qualifications that will benefit WEC and its stockholders. Information regarding the specific criteria and processes used to evaluate director nominees can be found below.

The Board’s nominees for election are:

• John F. Bergstrom	• Curt S. Culver	• Henry W. Knueppel
• Barbara L. Bowles	• Thomas J. Fischer	• Ulice Payne, Jr.
• Patricia W. Chadwick	• Gale E. Klappa	• Mary Ellen Stanek

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the following pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

DIRECTOR NOMINEES

Criteria and Processes Used to Evaluate Nominees. The Corporate Governance Committee evaluates each individual director nominee in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC’s business and represent shareholder interests. In addition to the specific experiences and skills identified for each individual director nominee below, the Corporate Governance Committee believes that all of the director nominees should generally possess certain characteristics and skills.

The Corporate Governance Committee has established criteria for evaluating all director candidates, which are reviewed annually. As set forth in the Company’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and, in the case of new directors, availability to serve for five years before reaching the directors’ retirement age of 72.

The Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills and knowledge as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Board of Directors contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests additional information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the

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candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using this criteria and process. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC faces in today’s challenging economic environment.

Nominees for Election to the Board of Directors. Wisconsin Electric Power Company and Wisconsin Gas LLC do business as We Energies and are subsidiaries of Wisconsin Energy Corporation. Ages and biographical information for each of the director nominees are as of March 1, 2014.

John F. Bergstrom. Age 67.
• Bergstrom Corporation – Chairman and Chief Executive Officer since 1982. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•    Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since 2010; and Director of Kimberly-Clark Corporation since 1987.

•    Director of Midwest Air Group, Inc. from 1993 to 2009.

• Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985, and Wisconsin Gas LLC since 2000.

Mr. Bergstrom has over 30 years of experience as CEO of Bergstrom Corporation, one of the top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in We Energies’ utility service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s business environment. As the CEO of a large, diverse retailer, Mr. Bergstrom has a deep understanding of executive compensation issues and challenges and is well qualified to provide perspective on customer focus and satisfaction which continues to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 28 years of service as a director on WEC’s and its subsidiaries’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles. Age 66.

•    Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•    The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to 2005.

•    Director of Hospira, Inc. since 2008.

•    Director of Black & Decker Corporation from 1993 to 2010.

•    Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998, and Wisconsin Gas LLC since 2000.

As founder, president and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments, Ms. Bowles has over 19 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is well qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as chief compliance officer for the mid-cap portfolios following The Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as chair of the WEC Corporate Governance Committee and presiding independent director. Ms. Bowles’ past and present service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing the Company.

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Patricia W. Chadwick. Age 65.

•     Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management and global economics.

• Director of AMICA Mutual Insurance Company since 1992; Director of ING Mutual Funds since 2006; and Director of The Royce Funds since 2009.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2006.

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit Committee and Nominating and Governance Committee (which she currently chairs). She is also the Chair of the Domestic Investment Review Committee at ING Mutual Funds and serves on the Audit Committees for AMICA Mutual Insurance Company and The Royce Funds, as well as the Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to WEC and its subsidiaries, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA, including presently serving as lead director, has provided her with experience in dealing with insurance risk management issues.

Curt S. Culver. Age 61.

•     MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•     Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

• Director of MGIC Investment Corporation since 1999.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2004.

Mr. Culver’s experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver also has past and present experience serving on the boards of numerous Milwaukee-area non-profit and two private, regional for-profit entities.

Thomas J. Fischer. Age 66.
• Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.

•     Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office and Deputy Managing Partner for the Great Plains Region in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•     Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; and Director of Regal Beloit Corporation since 2004.

•     Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2005.

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, which was a large, international independent public accounting firm, for 33 years, the last 22 as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Combined with Mr. Fischer’s service as a director and member of the audit committees of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is chair of the Audit and Oversight Committee.

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Gale E. Klappa. Age 63.
• Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since 2004, and President from 2003 to July 2013.
• Wisconsin Electric Power Company – Chairman of the Board since 2004, and President and Chief Executive Officer since 2003.
• Wisconsin Gas LLC – Chairman of the Board since 2004, and President and Chief Executive Officer since 2003.
• Director of Badger Meter, Inc. since 2010; and Director of Joy Global Inc. since 2006.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

As Chief Executive Officer of WEC and its two principal utility subsidiaries, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and, in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 39 years of experience working in the public utility industry, the last 21 at a senior executive level. Immediately prior to joining WEC in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer of The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other leadership positions during his tenure at Southern, including Chief Strategic Officer and Chief Executive of the company’s subsidiary in the United Kingdom. Mr. Klappa currently serves on the boards of Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and Electric Power Research Institute, an independent, non-profit research company performing research, development and demonstration in the electricity sector.

Henry W. Knueppel. Age 65.

•    Regal Beloit Corporation – Retired Chairman of the Board and Chief Executive Officer. Served as Chief Executive Officer from 2005 to 2011 and as Chairman from 2006 to 2011. Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls, and power generation products.

•    Harsco Corporation – Independent, Non-Executive Chairman of the Board since September 2012. Served as Interim Chairman and Chief Executive Officer from February 2012 to September 2012. Harsco Corporation is a diversified, worldwide industrial services company.

•    Director of Regal Beloit Corporation since 1985; Director of Harsco Corporation since 2008; and Director of Snap-on Incorporated since 2011.

•    Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2013.

Prior to serving as Chief Executive Officer and Chairman of the Board, Mr. Knueppel held several leadership positions at Regal Beloit Corporation and has more than 30 years of senior management experience at the company. Mr. Knueppel’s years of service with Regal Beloit Corporation, a Wisconsin-based manufacturer of electrical motors, mechanical and electrical motion controls, and power generation products, provides him with knowledge of equipment used in the Company’s business. Mr. Knueppel continues to serve on Regal Beloit Corporation’s Board of Directors, as well as on the Boards of Directors of Harsco Corporation and Snap-On Incorporated, both large publicly-traded industrial companies. With his combined experience, Mr. Knueppel is well qualified to provide perspective on the issues facing the Company’s large commercial and industrial customers. Mr. Knueppel’s position as independent, non-executive Chairman of the Board at Harsco Corporation also provides him with insight into the latest corporate governance trends — experience Mr. Knueppel is able to bring to the Board.

Ulice Payne, Jr. Age 58.
• Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.

•    Director of Manpower Group since 2007; and Trustee of The Northwestern Mutual Life Insurance Company since 2005.

•    Director of Badger Meter, Inc. from 2000 to 2010; and Director of Midwest Air Group, Inc. from 1998 to 2008.

• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Mr. Payne has extensive leadership experience within the local community and the state of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the state of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is well positioned to provide the Board with perspective on the issues and

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challenges affecting the Milwaukee region as well as a broad spectrum of the Company’s customers. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience on the Boards of several public corporations includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Mary Ellen Stanek. Age 57.

•    Baird Financial Group – Managing Director and Director of Asset Management since 2000; Baird Advisors – Chief Investment Officer since 2000; Baird Funds, Inc. – President since 2000. Baird Financial Group provides wealth management, capital markets, private equity and asset management services to clients worldwide. Baird Advisors is an institutional fixed income investment advisor. Baird Funds, Inc. is a publicly registered investment company.

•    Director of Journal Communications Inc. (and its predecessor company) since 2002; and Trustee of The Northwestern Mutual Life Insurance Company since 2009.

•    Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2012.

Ms. Stanek, who is a Chartered Financial Analyst, has over 34 years of investment management experience and is currently responsible for the development and portfolio management of all proprietary asset management services for Baird Financial Group. Ms. Stanek also co-manages several fixed income mutual funds as well as a number of taxable and tax-exempt portfolios. In addition to her positions set forth above, Ms. Stanek is also a director of Baird Financial Group. Because of her career and experience, Ms. Stanek brings significant knowledge of, and financial expertise in, the financial markets to the Board and Finance Committee. In particular, Ms. Stanek’s focus on fixed income investments is valuable as WEC and its subsidiaries customarily issue debt securities as a means of raising capital. In addition, Ms. Stanek brings experience in dealing with insurance risk management issues through her service as a director of West Bend Mutual Insurance Company since 1999. Ms. Stanek’s past and present experience serving on the boards of numerous Milwaukee-area non-profit institutions provides her with a good understanding of the issues and challenges that impact the Milwaukee region.

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COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Henry W. Knueppel

•    Oversee the integrity of the financial statements.

•    Oversee management compliance with legal and regulatory requirements.

•    Review, approve and evaluate the independent auditors’ services.

•    Oversee the performance of the internal audit function and independent auditors.

•    Review the Company’s risk exposure in such areas as compliance, environmental, legal/litigation and ethical conduct.

•    Prepare the report required by the SEC for inclusion in the proxy statement.

•    Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•    The Committee conducted six meetings in 2013.

Compensation John F. Bergstrom, Chair Thomas J. Fischer Ulice Payne, Jr.

•    Identify through succession planning potential executive officers.

•    Provide a competitive, performance-based executive and director compensation program.

•    Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

•    Prepare the report required by the SEC for inclusion in the proxy statement.

•    The Committee conducted five meetings in 2013, including one joint meeting with the Corporate Governance Committee, and executed three signed, written unanimous consents.

Corporate Governance Barbara L. Bowles, Chair Curt S. Culver Henry W. Knueppel

•    Establish and annually review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•    Establish and annually review director candidate selection criteria.

•    Identify and recommend candidates to be named as nominees of the Board for election as directors.

•    Lead the Board in its annual review of the Board’s performance.

•    The Committee conducted three meetings in 2013, including one joint meeting with the Compensation Committee.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Mary Ellen Stanek

•    Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•    Authorize the issuance of corporate debt within limits set by the Board.

•    Discuss policies with respect to risk assessment and risk management.

•    Review, approve and monitor the Company’s financial plan, including the capital budget.

•    The Committee conducted three meetings in 2013.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Thomas J. Fischer and Ulice Payne, Jr. The Executive Committee did not meet in 2013.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2013 and executed three signed, written unanimous consents. The average meeting attendance during the year was 95.6%. No director attended fewer than 78.6% of the total number of meetings of the Board and Board committees on which he or she served.

P-23	WEC 2014 Annual Meeting Proxy Statement

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of WEC’s non-employee directors during 2013.

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash	Stock Awards (2)(3)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
	($)	($)		($)	($)	($)	($)	($)
John F. Bergstrom	87,000	80,000		—	—	—	24,244	191,244
Barbara L. Bowles	85,000	80,000		—	—	—	22,335	187,335
Patricia W. Chadwick	75,000	80,000		—	—	—	24,878	179,878
Robert A. Cornog (1)	75,000	403,116	(4)	—	—	4,758	24,893	507,767
Curt S. Culver	85,000	80,000		—	—	—	17,362	182,362
Thomas J. Fischer	90,000	80,000		—	—	—	28,428	198,428
Henry W. Knueppel	75,000	80,000		—	—	—	—	155,000
Ulice Payne, Jr.	75,000	80,000		—	—	—	12,537	167,537
Mary Ellen Stanek	75,000	80,000		—	—	—	—	155,000

(1)	Mr. Cornog did not stand for re-election at the Annual Meeting of Stockholders on May 2, 2013.
(2)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of restricted stock awards made to the directors in 2013. Each restricted stock award vests in full on the third anniversary of the grant date.

(3)	Other than Mr. Knueppel (2,185 shares) and Ms. Stanek (4,727 shares), each current director held 7,493 shares of restricted stock as of December 31, 2013.
(4)

In connection with Mr. Cornog not standing for re-election to the Board, and in consideration of his exemplary service and contribution to the Board of Directors, the Compensation Committee accelerated the vesting of 7,293.8203 shares of restricted stock previously awarded to Mr. Cornog. The incremental fair value associated with the acceleration was $323,116, which is included in the reported amount.

(5)

Reported amounts reflect above-market earnings on amounts deferred by the directors into the Prime Rate Fund under WEC’s Directors’ Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the plan and 120% of the federal long-term rate prescribed by the Internal Revenue Code.

(6)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

During 2013, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of the Finance Committee and the Corporate Governance Committee received a quarterly retainer of $2,500, the chair of the Compensation Committee received a quarterly retainer of $3,000 and the chair of the Audit and Oversight Committee received a quarterly retainer of $3,750. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 2, 2013, the 2013 annual stock compensation award in the form of restricted stock equal to a value of $80,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

P-24	WEC 2014 Annual Meeting Proxy Statement

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust discussed later in this proxy statement.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

The Company has a Directors’ Charitable Awards Program under which it intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors except Mr. Knueppel and Ms. Stanek, were grandfathered.

In December 2013, the Compensation Committee conducted its annual review of non-employee director compensation and determined that the total directors’ compensation package was slightly below the market median. In order to continue to place more emphasis on the stock component of the directors’ pay package than the cash retainer, the committee determined that it was appropriate to increase the annual restricted stock award by $10,000. As a result, effective January 1, 2014, upon the recommendation of the committee, the Board of Directors increased the annual restricted stock award from $80,000 to $90,000.

P-25	WEC 2014 Annual Meeting Proxy Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Committee Chair is required to report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2013 and 2012 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2013	2012
Audit Fees (1)	$1,811,300	$1,766,200
Audit-Related Fees (2)	—	36,000
Tax Fees	—	—
All Other Fees (3)	4,950	—

Total	$1,816,250	$1,802,200

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) the annual financial statements of the Company and its subsidiaries, and (2) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include consultations regarding implementation of accounting transactions or standards.

(3)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

P-26	WEC 2014 Annual Meeting Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s Website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2014, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2013. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2013, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 16, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Committee concerning independence. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair

John F. Bergstrom

Barbara L. Bowles

Patricia W. Chadwick

Henry W. Knueppel

P-27	WEC 2014 Annual Meeting Proxy Statement

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2014

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014. The Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last 12 fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2014.

P-28	WEC 2014 Annual Meeting Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board of Directors, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our named executive officers for fiscal year 2013.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

Executive Summary. From a sluggish economy to a stock market where utilities lagged behind the broader indices, 2013 had its share of challenges. Despite these challenges, 2013 proved to be another exceptional year for WEC. In 2013, WEC saw an increase in its premium valuation against its peers as compared to 2012. In addition, WEC achieved industry-leading total shareholder returns.

Return for Periods Ending December 31, 2013

	One Year	Three Year	Five Year	Ten Year
Wisconsin Energy	16.1%	55.5%	131.8%	227.1%
S&P Utilities Index	13.2%	37.5%	62.3%	141.8%
S&P Electric Index	7.8%	29.7%	38.7%	132.4%
Philadelphia Utility Index	11.0%	31.6%	53.0%	137.1%
Dow Jones Utilities Average	12.7%	37.1%	64.2%	170.5%

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

Financially, WEC delivered solid earnings growth, generated strong cash flow and made significant progress toward a dividend payout that is more competitive with its peers. Not only did WEC increase its dividend significantly in 2013, but in January 2014 the Company again increased its quarterly dividend. The new quarterly rate is $0.39 per share, which is equivalent to an annual rate of $1.56 per share. The Company also achieved milestones in customer satisfaction and reliability during 2013. More specifically, the Company achieved the following:

•	Financial performance

•	Earnings per share of $2.51, highest in the Company’s history.

•	Increased the dividend by a total of 27.5% during 2013.

•	Returned more than $450 million to stockholders during 2013 through dividends and repurchases under the share repurchase program approved by the Board of Directors in 2011.

•	Board of Directors approved a new four year $300 million share repurchase program effective January 1, 2014.

•	WEC common stock traded at an all-time high of $45.00 per share on April 30, 2013.

•	Operational excellence

•	Named the most reliable utility in America for 2013.

•	Named the most reliable utility in the Midwest for the ninth time in the past 12 years.

•

Continued improvements in customer satisfaction based on customer surveys. Data from 2013 indicated that the Company achieved its best customer satisfaction ratings since the operations of Wisconsin Electric and Wisconsin Gas merged in 2000.

•	Completed the new biomass facility in Rothschild, Wisconsin, on time and on budget.

•	Passed the cyber security and operational audits mandated by the National Electric Reliability Corporation.

•	Named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the sixth consecutive year.

Compensation for 2013 reflected the Company’s outstanding performance for its stockholders. Total stockholder return for the three-year performance period ended December 31, 2013 was at the 73rd percentile of the peer group established by the Compensation Committee.

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

P-29	WEC 2014 Annual Meeting Proxy Statement

We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options and restricted stock. As shown in the charts below, 87% of Mr. Klappa’s total direct compensation as CEO and an average of 79% of the other named executive officers total direct compensation is tied to Company performance and not guaranteed.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program. We analyze market data provided by Towers Watson, a compensation consulting firm retained by management, to help determine the appropriate levels of compensation for each named executive officer. This Compensation Discussion and Analysis contains a more detailed discussion of each of these components and the extent to which we analyzed market data in establishing each individual component in 2013.

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open market purchases rather than new issue or treasury shares to satisfy our benefit plan obligations, including the exercise of stock options and vesting of restricted stock.

At the 2013 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 91% of the votes cast. This level of stockholder support was above the average level of support for utilities in the S&P 500. After considering this substantial level of approval as well as the Company’s strong financial and operational performance over the past several years, the Compensation Committee determined that the executive compensation program was working as intended and did not make any significant changes to the program for 2013.

Compensation Committee. The Compensation Committee of our Board of Directors is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from the Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, and the Wisconsin Energy Corporation Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under our corporate governance guidelines and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Watson. For 2013, Towers Watson provided us with compensation data from its 2013 Executive Compensation Data Bank, which contains information obtained from 346 companies of varying sizes in a wide range of businesses throughout general industry, including information from 86 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

P-30	WEC 2014 Annual Meeting Proxy Statement

For purposes of measuring the Company’s total stockholder return with respect to its performance unit awards, WEC compares itself with the peer group of companies described below. In addition to Wisconsin Energy Corporation, the 2013 peer group originally included:

• Alliant Energy Corporation	• DTE Energy Co.	• Northeast Utilities	• Portland General
• Ameren Corporation	• Duke Energy Corp.	• NV Energy, Inc.	• SCANA Corporation
• American Electric Power Company, Inc.	• FirstEnergy Corp.	• OGE Energy Corp.	• The Southern Company
• Avista Corporation	• Great Plains Energy	• Pepco Holdings, Inc.	• Westar Energy, Inc.
• CMS Energy Corporation	• Integrys Energy Group, Inc.	• PG&E Corporation	• Xcel Energy Inc.
• Consolidated Edison, Inc.	• NiSource Inc.	• Pinnacle West Capital Corporation

This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model.

In previous years, Sempra Energy was included in the custom peer group. However, effective with the 2013 award of performance units, Sempra was removed from the custom peer group because its long-term business model no longer compared to WEC’s. Over the next several years, it is expected that the percentage of Sempra’s earnings from U.S. utility operations will drop as more growth is expected from its international operations.

We reviewed whether there were other companies with business strategies similar to those of WEC that should be added to the peer group in 2013, and determined that no additions were appropriate at the time.

In addition, in December 2013 the Compensation Committee determined that NV Energy should be removed from the custom peer group for the 2013, 2012 and 2011 awards of performance units. In December 2013, MidAmerican Energy Holdings Company completed its purchase of NV Energy which was first announced in May 2013. NV Energy’s common stock has since stopped trading on the New York Stock Exchange, and NV Energy filed to terminate the registration of its common stock. Upon the merger announcement in May, there was an increase in NV Energy’s stock price which we believe was not the result of ongoing operating performance. NV Energy’s stock price continued to reflect this extraordinary event until the purchase was completed.

Determination of Market Median. We use the Towers Watson survey data to establish the “market median” for each named executive officer. For purposes of determining the 2013 compensation of Messrs. Klappa and Keyes, and Ms. Martin, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to WEC in general industry based on our analysis of the Towers Watson survey data.

With respect to Mr. Leverett, given the nature of his position as principal executive officer of our electric generation operations, we considered the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of WEC. As part of the Company’s succession planning, Mr. Leverett was elected President of WEC effective August 1, 2013.

With respect to Mr. Garvin, given the scope of his responsibilities as Senior Vice President – External Affairs of the Company, we considered the average of (1) the median level for an individual serving as the top governmental relations officer of a company comparable in size to WEC and (2) the median level for a “sector head” of a company comparable in size to WEC in the energy services industry. We define a “sector head” as an individual in charge of an area of a company that is a significant source of revenue for that company. We determined that Mr. Garvin’s compensation should reflect the complexity of the energy services industry and the significant impact the state and federal regulatory process has on the financial condition of the Company.

Our comparison of each component of compensation with the appropriate market data when setting the compensation levels of our named executive officers drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

In determining the annual base salaries to be paid to our named executive officers, we generally target base salaries to be within 10% of the market median for each named executive officer. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Committee deems it appropriate. The extent to which the Committee exercised discretion in establishing 2013 base salaries is set forth below.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of the Company’s operations. At the beginning of each year, Mr. Klappa

P-31	WEC 2014 Annual Meeting Proxy Statement

develops a list of goals for WEC and its employees to achieve during the upcoming year. At the end of the year, Mr. Klappa measures the performance of the Company against each stated goal and provides a report to the Board of Directors. The Compensation Committee then takes the Company’s performance into consideration when establishing Mr. Klappa’s compensation for the upcoming year. Mr. Klappa undertakes a similar process with the named executive officers, who develop individual goals related to the achievement of the Company’s goals developed by Mr. Klappa. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance.

The Compensation Committee also believes that Mr. Klappa’s compensation should reflect the fact that his tenure of ten years as CEO is longer than many of those in the traditional market median. Therefore, as a complement to the Towers Watson data in order to calibrate the effect on base salaries of longer service in the CEO position, the Compensation Committee reviewed data from the twenty most valuable electric utility companies by market capitalization.(1) The data indicated a distinction in the median salary for those CEOs who had served as a CEO for more than five years. Based upon all of the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee determined it was appropriate to set Mr. Klappa’s 2013 annual base salary at $1,243,256, less than 1% outside the target range. This represents a 2.8% increase over Mr. Klappa’s 2012 base salary.

Mr. Leverett’s annual base salary was initially set based upon a review of the market compensation data provided by Towers Watson and the factors described above, and was within 10% of the market median established for Mr. Leverett. The increase in Mr. Leverett’s base salary from $673,095 to $750,000 was established by the Compensation Committee at the time he was named President of WEC. Based upon a review of the market data, we projected where the level of CEO pay would be in the future for new CEOs at a company comparable in size to WEC in general industry. We then determined a base salary increase that would make reasonable progress toward that level of pay.

With respect to each other named executive officer, Mr. Klappa recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Towers Watson and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an average increase in annual base salary of just over 3% for Messrs. Keyes and Garvin, and Ms. Martin. The annual base salaries of Messrs. Keyes and Garvin, and Ms. Martin, were within 10% of the appropriate market median discussed above.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through our Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2013 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Garvin has an employment agreement with WEC that specifies a target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. The terms of Messrs. Klappa’s and Leverett’s employment agreements provide that the target award may not be adjusted below these levels unless the Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. The market data we reviewed in connection with determining 2013 compensation indicated that Messrs. Klappa’s and Leverett’s then current target levels were below the median for similar officers in similarly sized companies in general industry. As a result, the Compensation Committee approved an increase in Mr. Klappa’s target award level to 105% from 100% of annual base salary, and an increase in Mr. Leverett’s target award level to 85% from 80% of base salary. At the time Mr. Leverett was elected President of WEC, the Compensation Committee approved an additional increase in his target award level to 90% of annual base salary. We established this target award level in the same manner we set Mr. Leverett’s annual base salary.

The target award levels of Messrs. Keyes and Garvin, and Ms. Martin, reflect median incentive compensation practices as indicated by the market data.

(1)

The 20 most valuable electric utility companies by market capitalization, as determined by publicly available data, were AES Corp.; American Electric Power Co.; Consolidated Edison; Dominion Resources; DTE Energy Co.; Duke Energy Corp.; Edison International; Entergy Corp.; Exelon Corp.; FirstEnergy Corp.; NextEra Energy; Northeast Utilities; PG&E Corp.; PPL Corp.; Progress Energy; Public Service Enterprise Group; Sempra Energy; The Southern Company; Wisconsin Energy Corporation; and Xcel Energy. Although AES Corp., American Electric Power Co., Exelon Corp. and PPL Corp. are in the list of the top 20 utilities, they were excluded from the analysis of such utilities. Their chief executives had been CEOs for less than one year as of the effective date of the data, which the Committee did not believe was sufficient tenure for comparison purposes.

P-32	WEC 2014 Annual Meeting Proxy Statement

The 2013 target awards for each named executive officer were as follows:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	105%
Mr. Keyes	75%
Mr. Leverett	90%
Ms. Martin	70%
Mr. Garvin	60%

For 2013, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on performance.

2013 Performance Goals. The Compensation Committee adopted the 2013 STPP with a continued principal focus on financial results. In December 2012, the Compensation Committee approved WEC earnings per share from continuing operations as the primary performance measure to be used in 2013. We continue to believe earnings per share from continuing operations is a key indicator of financial strength and performance and is recognized as such by the investment community. In January 2013, the Compensation Committee approved the performance goals under the STPP for WEC’s earnings per share from continuing operations as follows:

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$2.36	4.0%	25%
$2.38	4.5%	50%
$2.40	5.0%	100%
$2.42	5.5%	125%
$2.45	6.0%	200%

If the Company’s performance falls between these levels, the payout level is determined by interpolating on a straight line basis the appropriate payout level.

The Company’s growth plan, which has been communicated to the public, calls for a compound annual growth rate (“CAGR”) in earnings per share from continuing operations of 4.0% to 6.0% starting with WEC’s 2011 earnings per share from continuing operations of $2.18. We believe that this CAGR plus the continued growth in WEC’s dividend will support a premium valuation as compared to the Company’s peers. A 4.0% CAGR would result in 2013 earnings per share of $2.36, the minimum payout level established by the Compensation Committee. The Compensation Committee then tied achievement of the remaining payout levels (below target, target, above target and maximum) to earnings per share corresponding to incremental increases of one-half percent in the CAGR. While achievement of the other payout levels required increases of two cents per share, the Compensation Committee determined that achievement of the maximum payout level should require more of an increase. Therefore, an incremental increase of three cents per share would be required to achieve the maximum payout level.

Similar to prior years, in December 2012 and January 2013, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%) and safety (2.5%). The Compensation Committee recognizes the importance of strong operational results to the success of the Company, and has identified these three operational areas in particular as being critical to that success.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2013 Performance Under the STPP. In January 2014, the Compensation Committee reviewed our actual performance for 2013 against the financial and operational performance goals established under the STPP, subject to final audit. In 2013, the Company’s financial performance satisfied the maximum payout level established for earnings per share from continuing operations. Our earnings per share from continuing operations were $2.51 for 2013.

By satisfying the maximum payout level with respect to earnings per share from continuing operations, the named executive officers earned 200% of the target award from the financial goal component of the STPP.

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With respect to operational goals in 2013, our performance generated a 5% increase to the compensation awarded under the STPP, as detailed below. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company in general and (2) our customers’ satisfaction with respect to their particular interactions with the Company. In 2013, the Company exceeded target levels related to both measures leading to a 5.0% increase in the award. The Company exceeded target level performance with respect to both supplier and workforce diversity, resulting in an increase in the STPP award of 2.5% for 2013. Although 2013 was the Company’s second best year for safety performance, the Company’s performance fell short of the target levels for both Occupational Safety and Health Administration (OSHA) recordable injuries and lost-time injuries leading to a 2.5% decrease in the STPP award.

The Compensation Committee did not factor individual contributions into determining the amount of the awards for the named executive officers. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2013, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,676,109 for 2013. This represented 215% of his annual base salary. Messrs. Keyes, Leverett and Garvin, and Ms. Martin, received annual cash incentive compensation for 2013 under the STPP equal to 154%, 179%, 123% and 144% of their respective annual base salaries, representing 205% of the target award for each officer. Because Mr. Leverett assumed the role of President effective August 1, 2013, his annual cash incentive compensation reflects prorated amounts based upon his base salary and target STPP award as Executive Vice President for seven months and as President for five months.

Short-Term Dividend Equivalents. Under the STPP, certain officers, including the named executive officers, and employees are eligible to receive dividend equivalents in an amount equal to the number of performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by Wisconsin Energy on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if Wisconsin Energy achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2013, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon Wisconsin Energy’s performance against a target for earnings from continuing operations. The Compensation Committee established $2.40 per share, which was the earnings per share from continuing operations necessary to achieve a 5.0% CAGR, as the target, and the Company achieved $2.51 per share.

Long-Term Incentive Compensation. The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective May 5, 2011, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights and restricted stock. The Compensation Committee also administers the Wisconsin Energy Corporation Performance Unit Plan, under which the Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options and (3) restricted stock to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2013 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2013, we analyzed the market compensation data included in the Towers Watson survey. For Messrs. Klappa, Keyes and Garvin, and Ms. Martin, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of

P-34	WEC 2014 Annual Meeting Proxy Statement

long-term incentive awards to be granted. These target values were presented to and approved by the Compensation Committee. We also calculated a target value of long-term incentive awards for Mr. Leverett using this method. However, because of Mr. Leverett’s role in the Company’s succession plan, we recommended, and the Compensation Committee approved, a higher target value.

For 2013, the Compensation Committee approved a long-term incentive award consisting of performance units, stock options and restricted stock. Performance units are the largest component of the long-term incentive award. The Compensation Committee continues to believe that the long-term award must be tied to Company performance and shareholder value, and that performance units are an effective tool to achieve this goal.

2013 Stock Option Grants. In December 2012, the Compensation Committee approved the grant of stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 100 other employees. These option grants were made effective January 2, 2013, the first trading day of 2013. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. This valuation approach is consistent with the market information we review from Towers Watson. The following table provides the number of options granted to each named executive officer in 2013.

Executive Officer	Options Granted
Mr. Klappa	479,650
Mr. Keyes	95,265
Mr. Leverett	197,360
Ms. Martin	55,470
Mr. Garvin	33,910

For financial reporting purposes, the stock options granted in 2013 had a grant date fair value of $3.01 per option for Mr. Klappa and Ms. Martin, and a grant date fair value of $3.99 for Messrs. Keyes, Leverett and Garvin. Mr. Klappa and Ms. Martin are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2013 Restricted Stock Awards. In December 2012, the Compensation Committee also approved the grant of restricted stock to each of our named executive officers and established an overall pool of restricted stock that was granted to approximately 100 other employees. These grants were also made effective January 2, 2013. The restricted stock vests in three equal annual installments beginning on January 2, 2014. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” under “Executive Compensation” for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The named executive officers have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular named executive officer, the Compensation Committee used a value of $37.48 per share. This value was based on the volume weighted price of WEC’s common stock for the ten trading days beginning on December 3, 2012 and ending on December 14, 2012. The Compensation Committee uses the volume weighted price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily early to mid- December to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each named executive officer in 2013.

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Executive Officer	Restricted Stock Granted
Mr. Klappa	18,657
Mr. Keyes	3,705
Mr. Leverett	7,677
Ms. Martin	2,157
Mr. Garvin	1,320

2013 Performance Units. In 2013, the Compensation Committee granted performance units to each of our named executive officers and approved a pool of performance units that were granted to approximately 100 other employees. With respect to the 2013 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2015, as compared to the total stockholder return of the custom peer group previously described under “Competitive Data”. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the Compensation Committee used a value of $37.48 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	80,855
Mr. Keyes	16,060
Mr. Leverett	33,270
Ms. Martin	9,350
Mr. Garvin	5,715

2013 Payouts Under Previously Granted Long-Term Incentive Awards. In 2011, the Compensation Committee granted performance unit awards to participants in the plan, including the named executive officers. The terms of the performance units granted in 2011 were substantially similar to those of the performance units granted in 2013 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2013 units.

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Payouts under the 2011 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2013 against the same group of peer companies used for the 2013 performance unit awards, except that the 2011 peer group of companies (i) included Nstar, Progress Energy, Inc. and Sempra Energy, and (ii) excluded CMS Energy Corporation. Nstar merged with Northeast Utilities and Progress Energy merged with Duke Energy, both of which are already included in the peer group.

For the three-year performance period ended December 31, 2013, our total stockholder return was at the 73rd percentile of the peer group, resulting in the performance units vesting at a level of 122.7%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($41.34) on December 31, 2013, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2013” table.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company. These guidelines provide that each executive officer, including the named executive officers, should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 250% to 500% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance units at target; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee periodically reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2013. The Compensation Committee determined that all of the named executive officers satisfied, or were making appropriate progress to satisfy, these guidelines.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, we have a policy under which directors, officers and employees, including the named executive officers, are prohibited from engaging in any such transactions.

Retirement Programs. We also maintain retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, a supplemental executive retirement plan and individual letter agreements with several of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the named executive officers. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2013” and “Retirement Plans” later in this proxy statement.

Other Benefits, Including Perquisites. The Company provides its executive officers, including the named executive officers, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes and monitoring costs related to a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the named executive officers and other designated officers. In addition, certain executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities related to perquisites. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table.

We periodically review market data regarding executive perquisite practices. We reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), in 2013 of 335 companies throughout general industry. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive and reflect the practices of other similar sized companies. In July 2013, the Compensation Committee increased the annual financial planning allowance for the Company’s executive officers to $18,000 from $15,000 effective January 1, 2014. The last modification to the allowance occurred in 2004, and general inflation over the nine-year period had caused the fees charged by the Company’s preferred provider to overtake the financial planning allowance. Regarding tax gross-ups on perquisites, the policy adopted by the Compensation Committee provides

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that only those officers who were receiving gross-ups from the Company as of July 2011 will continue to be eligible for tax gross-ups. Of the named executive officers, Messrs. Klappa, Leverett and Garvin, and Ms. Martin, were receiving gross-ups from the Company prior to July 2011.

We reimburse those executives who are still eligible for gross-ups for taxes paid on income attributable to the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the named executive officers, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane in which the Company owns a partial interest. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary at the time of death.

Severance Benefits and Change in Control. The Company previously entered into employment agreements that provided for severance and change in control benefits to certain of its executive officers. Several years ago, the Compensation Committee determined that it would no longer offer these specific benefits in future employment agreements. Therefore, Messrs. Keyes and Garvin, and Ms. Martin have not entered into an employment agreement that provides for these benefits; however, they are eligible to participate in the Company’s Severance Pay Plan. Each of Messrs. Klappa and Leverett has an employment agreement with the Company which includes severance and change in control provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment (1) in anticipation of or following a change in control by the Company for any reason other than cause, death or disability; (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control; or (3) by the applicable executive officer after completing one year of service following a change in control. For a more detailed discussion of the severance and change in control benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control” later in this proxy statement.

In addition, our supplemental pension plan provides that in the event of a change in control, each named executive officer will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

Impact of Prior Compensation. The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

With respect to 2013 compensation for the named executive officers, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance based compensation under Section 162(m). The remaining components of the 2013 compensation program do not qualify for tax deductibility under Section 162(m).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Thomas J. Fischer
Ulice Payne, Jr.

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EXECUTIVE COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, Chief Financial Officer and each of WEC’s other three most highly compensated executive officers as of December 31, 2013 (the “named executive officers”).

Summary Compensation Table

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus		Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8) (9)	Total
		($)	($)		($)	($)	($)	($)	($)	($)
Gale E. Klappa
Chairman of the Board	2013	1,243,256	—		3,727,719	1,443,747	3,097,587	29,170	229,347	9,770,826
and Chief Executive	2012	1,209,393	—		3,991,025	763,287	2,951,811	3,938,995	223,467	13,077,978
Officer of WEC, WE and WG;	2011	1,174,168	—		3,849,042	341,469	2,724,879	3,041,481	215,408	11,346,447
President of WE and WG
J. Patrick Keyes (1)
Executive Vice President	2013	500,520	—		740,397	380,107	798,334	55,712	48,771	2,523,841
and Chief Financial Officer	2012	345,400	—		163,495	41,422	413,593	39,508	40,691	1,044,109
of WEC, WE and WG
Allen L. Leverett
President of WEC;	2013	705,139	—		1,533,874	787,466	1,446,375	11,124	103,074	4,587,052
Executive Vice President	2012	652,856	—		1,754,910	444,510	1,293,839	1,115,374	104,251	5,365,740
of WE and WG	2011	632,000	—		1,774,937	221,071	1,189,430	648,802	98,770	4,565,010
Susan H. Martin (2)
Executive Vice President,	2013	417,960	—		431,052	166,965	621,419	72,942	87,549	1,797,887
General Counsel and
Corporate Secretary of
WEC, WE and WG
Robert M. Garvin (1)
Senior Vice President	2013	374,562	20,000	(3)	263,531	135,301	479,221	50,059	62,456	1,385,130
of WEC, WE and WG	2012	363,300	—		300,483	76,131	466,272	49,299	51,070	1,306,555

(1)

Mr. Keyes, who was named Chief Financial Officer effective September 1, 2012, and Mr. Garvin became named executive officers in 2012. Therefore, no information has been provided for 2011 for either officer.

(2)	Ms. Martin became a named executive officer in 2013. Therefore, no information has been provided for 2012 or 2011.
(3)	Constitutes a discretionary bonus paid to Mr. Garvin for exceptional work on legislative and regulatory matters during 2013.
(4)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and restricted stock awarded to each named executive officer in the respective year for which such amounts are reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, is $5,849,445, $1,161,861, $2,406,939, $413,441 and $676,446, respectively, for the 2013 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin is $5,751,899, $235,581, $2,529,135 and $433,008, respectively, for the 2012 awards.

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(5)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each named executive officer in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note A — Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K for a description of these assumptions. For 2013, the assumptions made in connection with the valuation of the stock options are the same as described in Note A, except that the expected life of the options is 4.2 years for Mr. Klappa and Ms. Martin, and 7.9 years for Messrs. Keyes, Leverett and Garvin, and the expected forfeiture rate is 0%. The change in the expected life of the options as set forth in Note A resulted from the fact that Mr. Klappa and Ms. Martin were “retirement eligible” as of December 31, 2013, and Messrs. Keyes, Leverett and Garvin were not, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

(6)

Consists of the annual incentive compensation and short-term dividend equivalents earned under Wisconsin Energy’s Short-Term Performance Plan. The amounts earned for each award for 2013 are shown below.

Name	Annual Incentive Award ($)	Short-Term Dividend Equivalents ($)	Total ($)
Gale E. Klappa	2,676,109	421,478	3,097,587
J. Patrick Keyes	769,550	28,784	798,334
Allen L. Leverett	1,260,736	185,639	1,446,375
Susan H. Martin	599,773	21,646	621,419
Robert M. Garvin	460,711	18,510	479,221

(7)

The amounts reported for 2013, 2012 and 2011 reflect the aggregate change in the actuarial present value of each applicable named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2012 to December 31, 2013, December 31, 2011 to December 31, 2012 and December 31, 2010 to December 31, 2011, respectively. For 2013 and 2012, the amounts reported also include above-market earnings on compensation that is deferred by the named executive officers into the Prime Rate Fund under WEC’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts for each component for 2013 are shown below.

Name	Change in Pension Value ($)	Non-Qualified Deferred Compensation Earnings ($)	Total ($)
Gale E. Klappa	—	29,170	29,170
J. Patrick Keyes	55,712	—	55,712
Allen L. Leverett	—	11,124	11,124
Susan H. Martin	72,942	—	72,942
Robert M. Garvin	49,998	61	50,059

For 2013, 2012 and 2011, the applicable discount rate used to value pension plan liabilities moved from 4.10% to 5.00%, 5.05% to 4.10% and 5.60% to 5.05%, respectively. As the discount rate increases, the Company’s pension funding obligation decreases, and vice versa. The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

Because of the increase in the discount rate from 4.10% to 5.00%, the aggregate change in the actuarial present value of Messrs. Klappa’s and Leverett’s accumulated benefit in 2013 under all defined benefit plans was ($1,151,108) and ($208,155), respectively.

The pension values reported represent only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans. Messrs. Klappa and Leverett are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, Wisconsin Energy may be obligated to pay the total amount.

(8)

During 2013, each named executive received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Garvin, and Ms. Martin, received reimbursement for club dues; Messrs. Klappa, Keyes and Leverett were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for monitoring costs related to a home security system. In addition, the

P-41	WEC 2014 Annual Meeting Proxy Statement

named executives were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2013, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 9 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(9)

For Mr. Klappa, the amount reported in All Other Compensation for 2013 includes $18,845 attributable to Wisconsin Energy’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, for 2013 also consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $10,200 for Mr. Klappa and Ms. Martin, $10,025 for Messrs. Leverett and Garvin and $6,375 for Mr. Keyes;
•

“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $141,319, $26,379, $62,078, $23,325 and $27,835, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $31,703, $14,658, $11,981 and $12,052 for Messrs. Klappa, Leverett and Garvin, and Ms. Martin, respectively.

Percentages of Total Compensation.

For Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, (1) salary (as reflected in column (c) above) represented approximately 13%, 20%, 15%, 27% and 23%, respectively, of total compensation (as shown in column (j) above) in 2013, (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 32%, 32%, 32%, 35% and 35%, respectively, of total compensation in 2013, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 44%, 51%, 47%, 63% and 58%, respectively, of total compensation in 2013.

For Messrs. Klappa, Keyes, Leverett and Garvin, (1) salary represented approximately 9%, 33%, 12% and 28%, respectively, of total compensation in 2012, (2) annual incentive compensation and short-term dividend equivalents represented approximately 23%, 40%, 24% and 36%, respectively, of total compensation in 2012, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 32%, 73%, 36% and 63%, respectively, of total compensation in 2012.

For Messrs. Klappa and Leverett, (1) salary represented approximately 10% and 14%, respectively, of total compensation in 2011, (2) annual incentive compensation and short-term dividend equivalents represented approximately 24% and 26%, respectively, of total compensation in 2011, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 34% and 40%, respectively, of total compensation in 2011.

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Grants of Plan-Based Awards for Fiscal Year 2013

The following table shows additional data regarding incentive plan awards to the named executive officers in 2013.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Action Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Securities Underlying Options	Exercise or Base Price (6)	Closing Market Price
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Gale E.	1/17/13	—	326,355	1,305,419	2,741,380	—	—	—	—	—	—	—	—
Klappa	1/17/13	—	—	421,478	—	—	—	—	—	—	—	—	—
	1/02/13	12/6/12	—	—	—	20,214	80,855	141,496	—	—	—	—	3,028,828
	1/02/13	12/6/12	—	—	—	—	—	—	18,657	—	—	—	698,891
	1/02/13	12/6/12	—	—	—	—	—	—	—	479,650	37.46	37.66	1,443,747
J. Patrick	1/17/13	—	93,848	375,390	788,319	—	—	—	—	—	—	—	—
Keyes	1/17/13	—	—	28,784	—	—	—	—	—	—	—	—	—
	1/02/13	12/6/12	—	—	—	4,015	16,060	28,105	—	—	—	—	601,608
	1/02/13	12/6/12	—	—	—	—	—	—	3,705	—	—	—	138,789
	1/02/13	12/6/12	—	—	—	—	—	—	—	95,265	37.46	37.66	380,107
Allen L.	1/17/13	—	153,748	614,993	1,291,485	—	—	—	—	—	—	—	—
Leverett	1/17/13	—	—	185,639	—	—	—	—	—	—	—	—	—
	1/02/13	12/6/12	—	—	—	8,318	33,270	58,223	—	—	—	—	1,246,294
	1/02/13	12/6/12	—	—	—	—	—	—	7,677	—	—	—	287,580
	1/02/13	12/6/12	—	—	—	—	—	—	—	197,360	37.46	37.66	787,466
Susan H.	1/17/13	—	73,143	292,572	614,401	—	—	—	—	—	—	—	—
Martin	1/17/13	—	—	21,646	—	—	—	—	—	—	—	—	—
	1/02/13	12/6/12	—	—	—	2,338	9,350	16,363	—	—	—	—	350,251
	1/02/13	12/6/12	—	—	—	—	—	—	2,157	—	—	—	80,801
	1/02/13	12/6/12	—	—	—	—	—	—	—	55,470	37.46	37.66	166,965
Robert M.	1/17/13	—	56,184	224,737	471,948	—	—	—	—	—	—	—	—
Garvin	1/17/13	—	—	18,510	—	—	—	—	—	—	—	—	—
	1/02/13	12/6/12	—	—	—	1,429	5,715	10,001	—	—	—	—	214,084
	1/02/13	12/6/12	—	—	—	—	—	—	1,320	—	—	—	49,447
	1/02/13	12/6/12	—	—	—	—	—	—	—	33,910	37.46	37.66	135,301

(1)	On December 6, 2012, the Compensation Committee awarded the 2013 option, restricted stock and performance unit grants effective the first trading day of 2013 (January 2, 2013).
(2)

Non-equity incentive plan awards consist of annual incentive awards under Wisconsin Energy’s Short-Term Performance Plan (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the Short-Term Performance Plan and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)

Consists of performance units awarded under the Wisconsin Energy Corporation Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.
(5)

Consists of non-qualified stock options to purchase shares of Wisconsin Energy common stock pursuant to the 1993 Omnibus Stock Incentive Plan. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

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(6)

The exercise price of the option awards is equal to the fair market value of Wisconsin Energy’s common stock on the date of grant, January 2, 2013. Fair market value is the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the named executive officers at fiscal year-end 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Gale E. Klappa	19,000	—	—	19.7375	1/03/16	—	—	—	—
	542,000	—	—	23.8775	1/03/17	—	—	—	—
	600,000	—	—	24.0175	1/02/18	—	—	—	—
	551,960	—	—	21.1075	1/02/19	—	—	—	—
	131,060	—	—	24.92	1/04/20	—	—	—	—
	—	122,610	—	29.3475	1/03/21	—	—	—	—
	—	255,280	—	34.875	1/03/22	—	—	—	—
	—	479,650	—	37.46	1/02/23	—	—	—	—
	—	—	—	—	—	36,977	1,528,629	—	—
	—	—	—	—	—	—	—	94,245	3,896,088
	—	—	—	—	—	—	—	141,496	5,849,445
J. Patrick Keyes	—	10,460	—	34.875	1/03/22	—	—	—	—
	—	95,265	—	37.46	1/02/23	—	—	—	—
	—	—	—	—	—	4,257	175,984	—	—
	—	—	—	—	—	—	—	3,860	159,572
	—	—	—	—	—	—	—	28,105	1,161,861
Allen L. Leverett	90,000	—	—	19.7375	1/03/16	—	—	—	—
	258,000	—	—	23.8775	1/03/17	—	—	—	—
	328,500	—	—	24.0175	1/02/18	—	—	—	—
	292,000	—	—	21.1075	1/02/19	—	—	—	—
	68,210	—	—	24.92	1/04/20	—	—	—	—
	—	56,540	—	29.3475	1/03/21	—	—	—	—
	—	112,250	—	34.875	1/03/22	—	—	—	—
	—	197,360	—	37.46	1/02/23	—	—	—	—
	—	—	—	—	—	15,837	654,702	—	—
	—	—	—	—	—	—	—	41,440	1,713,130
	—	—	—	—	—	—	—	58,223	2,406,939
Susan H. Martin	10,520	—	—	24.0175	1/02/18	—	—	—	—
	16,530	—	—	21.1075	1/02/19	—	—	—	—
	3,690	—	—	24.92	1/04/20	—	—	—	—
	—	3,390	—	29.3475	1/03/21	—	—	—	—
	—	6,530	—	34.875	1/03/22	—	—	—	—
	—	55,470	—	37.46	1/02/23	—	—	—	—
	—	—	—	—	—	2,635	108,931	—	—
	—	—	—	—	—	—	—	2,410	99,629
	—	—	—	—	—	—	—	16,363	676,446
Robert M. Garvin	—	19,225	—	34.875	1/03/22	—	—	—	—
	—	33,910	—	37.46	1/02/23	—	—	—	—
	—	—	—	—	—	2,334	96,488	—	—
	—	—	—	—	—	—	—	7,095	293,307
	—	—	—	—	—	—	—	10,001	413,441

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

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(2)

Effective January 3, 2011, Messrs. Klappa and Leverett, and Ms. Martin, were granted restricted stock awards of 14,574, 6,720 and 402 shares, respectively, which vested in three equal annual installments beginning on January 3, 2012. Effective January 3, 2012, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 20,193, 828, 8,880, 1,521 and 516 shares, respectively, which began vesting in three equal annual installments on January 3, 2013. Effective January 2, 2013, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,657, 3,705, 7,677, 1,320 and 2,157 shares, respectively, which began vesting in three equal annual installments on January 2, 2014. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(3)

The number of performance units reported were awarded in 2012 (first line) and 2013 (second line) and vest at the end of the three-year performance period ending December 31, 2014 and December 31, 2015, respectively. The number of performance units reported and their corresponding value are based upon a payout at the target level for 2012 and the maximum amount for 2013.

Option Exercises and Stock Vested for Fiscal Year 2013

This table shows the number and value of (1) stock options that were exercised by the named executive officers, (2) restricted stock awards that vested and (3) performance units that vested in 2013.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)(4)
	(#)	($)	(#)	($)
Gale E. Klappa	450,000	9,861,081	26,550	1,052,079
	—	—	143,043	5,913,425
J. Patrick Keyes	—	—	276	10,383
	—	—	—	—
Allen L. Leverett	110,000	2,403,320	8,074	303,801
	—	—	65,963	2,726,932
Susan H. Martin	10,830	200,738	463	17,421
	—	—	3,950	163,332
Robert M. Garvin	—	—	507	19,073
	—	—	—	—

(1)

Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of Wisconsin Energy common stock at the time of exercise and the exercise price.

(2)

Reflects the number of shares of restricted stock that vested in 2013 (first line) and the number of performance units that vested as of December 31, 2013, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of Wisconsin Energy common stock on the date of vesting. We compute fair market value as the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of Wisconsin Energy common stock on December 31, 2013.

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Pension Benefits at Fiscal Year-End 2013

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2013 under WEC’s three different retirement plans discussed below.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)	($)	($)
Gale E. Klappa	WEC Plan	10.67	210,655	—
	SERP	10.67	2,421,430	—
	Individual Letter Agreement	36.33	19,803,030	—
J. Patrick Keyes	WEC Plan	2.67	44,943	—
	SERP	2.67	58,814	—
	Individual Letter Agreement	2.67	116,114	—
Allen L. Leverett	WEC Plan	10.50	182,760	—
	SERP	10.50	1,082,300	—
	Individual Letter Agreement	25.00	2,152,570	—
Susan H. Martin	WEC Plan	13.75	186,665	—
	SERP	13.75	153,301	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Plan	2.67	49,487	—
	SERP	2.67	64,335	—
	Individual Letter Agreement	2.67	57,917	—

(1)

Years of service are computed as of December 31, 2013, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa and Leverett have been credited with 25.66 and 14.5 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of Wisconsin Energy’s retirement plans resulting from the additional years of credited service is $14,823,511 and $1,796,974, respectively.

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:
•	First projected unreduced retirement age based on current service:
•	For Mr. Klappa, age 63.33.
•	For Mr. Keyes, age 55.58.
•	For Mr. Leverett, age 65.
•	For Ms. Martin, age 61.67.
•	For Mr. Garvin, age 54.75.
•	Discount rate of 5.0%.
•	Cash balance interest crediting rate of 5.0%.
•	Form of payment:
•	Messrs. Klappa and Leverett: WEC Plan and SERP - Lump sum; ILA - Life annuity.
•	Messrs. Keyes and Garvin, and Ms. Martin: WEC Plan, SERP and ILA - Lump sum.
•	Mortality Table, for Messrs. Klappa’s and Leverett’s life annuity - IRS Prescribed Mortality.
(3)

Wisconsin Energy’s pension benefit obligations to Messrs. Klappa and Leverett will be partially offset by pension benefits Messrs. Klappa and Leverett are entitled to receive from their former employers. The amounts reported for Messrs. Klappa and Leverett represent only Wisconsin Energy’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of the plans is $26,776,855 and $3,781,538 respectively, $4,341,740 and $363,908 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s or Mr. Leverett’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, Wisconsin Energy may be obligated to pay the total amount.

Retirement Plans

Wisconsin Energy maintains three different plans providing for retirement payments and benefits for the named executive officers: a defined benefit pension plan of the cash balance type (WEC Plan); a supplemental executive retirement plan (SERP); and Individual Letter Agreements. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa and Leverett is $3,663,033 and $1,721,126, respectively. These amounts represent the average compensation

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(consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Keyes and Garvin, and Ms. Martin, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $909,481, $832,320 and $945,884, respectively. These amounts represent their 2013 base salary, plus their 2012 STPP award paid in 2013. As of December 31, 2013, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, currently have or are considered to have 36.33, 2.67, 25.00, 2.67 and 13.75 credited years of service, respectively, under the various supplemental plans described below. Messrs. Keyes and Garvin, and Ms. Martin, were not granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.

Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Plan on December 31, 2007 and December 31, 2013, their WEC Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Plan formulas will be taken into account but not any additional pay credits. Effective January 1, 2014, the WEC Plan eliminated its performance-based benefit credit of up to an additional 2% of base pay based upon achievement of earnings targets.

Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For Messrs. Klappa and Leverett, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Keyes and Garvin, and Ms. Martin, do not participate in the grandfathered formula. Although all of the named executive officers participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s and Leverett’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Mr. Klappa turned 63 in 2013. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. Mr. Leverett would receive the cash balance in his account if he was to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $255,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of Wisconsin Energy and Wisconsin Electric Power Company, including all of the named executive officers, participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or

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covered compensation, including amounts deferred to the Wisconsin Energy Corporation Executive Deferred Compensation Plan. Except for a “change in control” of Wisconsin Energy, as defined in the SPP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP.

Wisconsin Energy entered into agreements with Messrs. Klappa and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa and on January 1, 1989 for Mr. Leverett. The retirement benefits payable to Messrs. Klappa and Leverett will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s and Leverett’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s and Leverett’s prior employers.

Wisconsin Energy entered into an agreement with Mr. Keyes when he was hired as Vice President and Treasurer that provides for a supplemental pension benefit account, which was credited with $100,000. This account will be credited with interest annually at the same rate as the WEC Plan. The account balance will vest at the earliest to occur of Mr. Keyes attaining age 60 or completion of 10 years of service.

Mr. Garvin’s agreement also provides for a supplemental pension benefit account, which was credited with $50,000. This account will be credited with interest annually at the same rate as the WEC Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.

The purpose of these agreements was to ensure that Messrs. Klappa, Keyes, Leverett and Garvin did not lose pension earnings by joining the executive management team at Wisconsin Energy they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for Wisconsin Energy to attract these officers.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SPP and the Individual Letter Agreements, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2013

The following table reflects activity by the named executive officers during 2013 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
Gale E. Klappa	577,781	141,319	175,627	—	5,895,295
J. Patrick Keyes	78,679	26,379	36,207	—	210,072
Allen L. Leverett	126,136	62,077	295,248	—	3,283,739
Susan H. Martin	78,751	27,835	109,042	—	885,951
Robert M. Garvin	58,262	23,325	13,608	—	134,078

(1)	All of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement.
(2)

$4,211,815, $50,873, $2,016,882 and $37,711 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Keyes, Leverett and Garvin, respectively. Ms. Martin became a named executive officer in 2013.

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Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her vested awards of performance units. Stock option gains, vested restricted stock and short-term dividend equivalents may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the Prime Rate Fund and the Company’s stock measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

The table below shows the funds available under the EDCP and their annual rate of return for the calendar year ended December 31, 2013:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Balanced Fund	20.50%	Prime Rate	3.25%
Fidelity Diversified International Fund	25.19%	S&P 500 Fund	32.39%
Fidelity Growth Company Fund	37.61%	Vanguard Intermediate Bond Index	-3.44%
Fidelity Low-Priced Stock Fund	34.31%	Vanguard Mid-Cap Index	35.00%
MFS Value R4	35.81%	WEC Common Stock Fund	16.13%

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant

P-49	WEC 2014 Annual Meeting Proxy Statement

may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control.

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officer’s aggregate balance in the Executive Deferred Compensation Plan at fiscal year-end 2013, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2013.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2013 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the named executive officers terminated employment as of December 31, 2013, which was within 18 months of a change in control of WEC. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2013.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and Individual Letter Agreements; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

Named executive officers are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and

•	401(k) plan and Executive Deferred Compensation Plan account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Under Employment Agreements Upon a Change in Control or Involuntary Termination. Wisconsin Energy has entered into written employment agreements with Messrs. Klappa and Leverett, which provide for certain severance benefits as described below.

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Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason in anticipation of or following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•

a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the Executive Deferred Compensation Plan;

•	full vesting in all outstanding stock options, restricted stock and other equity awards;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s agreement is substantially similar to Mr. Klappa’s, except that if his employment is terminated by the Company for any reason other than cause, death or disability or by him for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of his highest annual base salary in effect for the three years preceding his termination and highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if his employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of Company match.

Mr. Leverett’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon termination of employment within 18 months of a change in control. Participants in the SERP, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder. Generally, pursuant to Messrs. Klappa’s and Leverett’s agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;

(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;

(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before the date of appointment or election; or

(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the shareholders of the transferring corporation;

•	a shareholder of WEC in exchange for or with respect to its stock;

•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or

P-51	WEC 2014 Annual Meeting Proxy Statement

•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to Messrs. Klappa’s and Leverett’s agreements, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities;

(2)	a material reduction in the executive’s base compensation;

(3)	a material change in the geographic location at which the executive must perform services; or

(4)	a material breach of the agreement by the Company.

Payments under the Severance Pay Plan. Messrs. Keyes and Garvin, and Ms. Martin, have not entered into any agreement that provides for severance benefits upon a change in control or otherwise. All three officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of (i) 4% of the participant’s annual base salary and target bonus, plus (ii) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

The following table shows the potential payments upon termination or a change in control of the Company for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	11,348,943	11,348,943	—	—
Additional Pension Credited Service	—	—	—	2,912,774	2,912,774	—	—
Additional 401(k) and EDCP Match	—	—	—	453,958	453,958	—	—
Long-Term Incentive Compensation:
Performance Units	3,711,574	3,711,574	—	7,238,634	7,238,634	7,238,634	7,238,634
Restricted Stock	—	—	—	1,394,936	1,394,936	1,394,936	1,394,936
Options	4,980,245	4,980,245	—	4,980,245	4,980,245	4,980,245	4,980,245
Benefits & Perquisites:
Retirement Plans	22,435,114	22,435,114	22,435,114	17,788,008	17,788,008	22,435,114	10,358,426
Health and Welfare Benefits	—	—	—	60,179	60,179	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	3,729,768

Total	31,126,933	31,126,933	22,435,114	46,252,677	46,252,677	36,048,929	27,702,009

P-52	WEC 2014 Annual Meeting Proxy Statement

The following table shows the potential payments upon termination or a change in control of the Company for J. Patrick Keyes.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	105,109	105,109	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	327,688	—	—	823,492	823,492	823,492
Restricted Stock	—	—	—	—	187,394	187,394	187,394
Options	—	437,200	—	—	437,200	437,200	437,200
Benefits & Perquisites:
Retirement Plans	44,943	219,871	44,943	219,871	219,871	219,871	219,871
Health and Welfare Benefits	—	—	—	10,030	10,030	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,501,560

Total	44,943	984,759	44,943	335,010	1,783,096	1,667,957	3,169,517

The following table shows the potential payments upon termination or a change in control of the Company for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,603,876	5,405,814	—	—
Additional Pension Credited Service	—	—	—	1,090,243	1,437,614	—	—
Additional 401(k) and EDCP Match	—	—	—	144,155	216,232	—	—
Long-Term Incentive Compensation:
Performance Units	—	1,600,547	—	3,088,511	3,088,511	3,088,511	3,088,511
Restricted Stock	—	—	—	962,271	962,271	962,271	962,271
Options	—	2,168,806	—	2,168,806	2,168,806	2,168,806	2,168,806
Benefits & Perquisites:
Retirement Plans	182,760	3,417,630	182,760	3,371,644	3,371,644	3,417,630	2,190,193
Health and Welfare Benefits	—	—	—	40,119	60,179	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	30,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	2,115,417

Total	182,760	7,186,983	182,760	14,529,625	16,786,071	9,637,218	10,525,198

P-53	WEC 2014 Annual Meeting Proxy Statement

The following table shows the potential payments upon termination or a change in control of the Company for Susan H. Martin.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	397,898	397,898	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	195,263	195,263	—	195,263	486,158	486,158	486,158
Restricted Stock	—	—	—	—	127,120	127,120	127,120
Options	298,054	298,054	—	298,054	298,054	298,054	298,054
Benefits & Perquisites:
Retirement Plans	339,966	339,966	339,966	339,966	339,966	339,966	339,966
Health and Welfare Benefits	—	—	—	10,030	10,030	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,253,880

Total	833,283	833,283	339,966	1,241,211	1,659,226	1,251,298	2,505,178

The following table shows the potential payments upon termination or a change in control of the Company for Robert M. Garvin.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	71,916	71,916	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	274,291	—	—	529,565	529,565	529,565
Restricted Stock	—	—	—	—	62,878	62,878	62,878
Options	—	255,764	—	—	255,764	255,764	255,764
Benefits & Perquisites:
Retirement Plans	49,487	171,739	49,487	171,739	171,739	171,739	171,739
Health and Welfare Benefits	—	—	—	10,030	10,030	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,123,686

Total	49,487	701,794	49,487	253,685	1,101,892	1,019,946	2,143,632

P-54	WEC 2014 Annual Meeting Proxy Statement

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2013 compensation of WEC’s named executive officers, the Compensation Committee analyzed whether WEC’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Committee concluded it does not. This analysis applies generally to the compensation program for WEC’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the named executive officers. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC’s compensation program that could incentivize risk-taking by its employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC’s compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. The guidelines require the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 500% of base salary. The Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

P-55	WEC 2014 Annual Meeting Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company seeks your advisory vote on the approval of the compensation paid to its named executive officers as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company believes that its executive compensation policies and practices are effective in tying a significant portion of pay to performance, while at the same time providing competitive compensation that attracts and retains talented personnel, and aligning the interests of the Company’s executive officers with those of its stockholders.

Despite a static economy and a stock market where utilities lagged behind the broader indices, 2013 proved to be another exceptional year for the Company. The Company and its management delivered solid earnings growth, generated strong cash flow and made significant progress toward a dividend payout that is more competitive with the Company’s peers. Among other accomplishments, WEC achieved earnings of $2.51 per share, highest in the Company’s history. In addition, WEC returned more than $450 million to stockholders during 2013 through dividends and share repurchases. WEC increased its dividend by a total of 27.5% during 2013, and increased the quarterly dividend again in 2014 to $0.39 per share. This action raised the annual dividend rate to $1.56 per share. WEC’s management also delivered industry leading stockholder returns again in 2013. For 2013, as well as the three, five and ten year periods ended 2013, WEC’s total stockholder return outperformed the S&P Utilities Index, S&P Electric Index, Philadelphia Utility Index and Dow Jones Utilities Average.

WEC also achieved milestones in customer satisfaction and network reliability, being named the most reliable utility in America for 2013.

As described in the Compensation Discussion and Analysis, the Company believes its annual executive compensation is competitive with the market. The Compensation Committee considers, among other things, market data obtained from Towers Watson to help establish compensation levels.

Incentive compensation made up a substantial portion of the named executives’ compensation in 2013 and generally, the value will only be realized upon strong corporate performance. The level of long-term incentive compensation for each named executive officer is keyed off of the level of base salary each receives. Short-term incentive compensation is set at levels that are supported by market data for each respective position.

As described in this proxy statement, the Company believes that the compensation paid to its named executive officers in 2013 was well-tailored to the goals of maintaining competitive compensation levels while tying a significant portion of total pay to performance and aligning the interests of the named executive officers with those of stockholders. We urge you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC’s compensation philosophy and programs, as well as the 2013 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2014 Annual Meeting.”

The Board of Directors recommends that you vote “FOR” the advisory vote on Executive Compensation.

P-56	WEC 2014 Annual Meeting Proxy Statement

WEC COMMON STOCK OWNERSHIP

The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and of all of the directors and executive officers as a group as of March 3, 2014. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of March 3, 2014. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned(1)
Name	Shares Owned(2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	18,439		—	18,439
Barbara L. Bowles	26,893		—	26,893
Patricia W. Chadwick	24,524		—	24,524
Curt S. Culver	6,921		—	6,921
Thomas J. Fischer	34,890		—	34,890
Robert M. Garvin	3,735		—	3,735
J. Patrick Keyes	9,323		—	9,323
Gale E. Klappa	135,507		1,947,630	2,083,137
Henry W. Knueppel	6,918		—	6,918
Allen L. Leverett	48,369		1,003,250	1,051,619
Susan H. Martin	10,015		23,610	33,625
Ulice Payne, Jr.	33,687		—	33,687
Mary Ellen Stanek	6,983		—	6,983
All directors and executive officers as a group (15 persons)	442,945	(5)	2,986,060	3,429,005	(6)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (46,942), Ms. Bowles (83), Mr. Culver (64,666), Mr. Garvin (33), Mr. Keyes (978), Ms. Martin (2), Ms. Stanek (3,965) and all directors and executive officers as a group (117,006). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Fischer (25,969), Mr. Klappa (5,000), Mr. Knueppel (2,500), Mr. Leverett (29,533), Ms. Martin (454) and all directors and executive officers as a group (69,456).

(4)

The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (6,921), Ms. Bowles (6,921), Ms. Chadwick (6,921), Mr. Culver (6,921), Mr. Fischer (6,921), Mr. Garvin (2,866), Mr. Keyes (6,184), Mr. Klappa (37,313), Mr. Knueppel (4,418), Mr. Leverett (16,118), Ms. Martin (3,572) Mr. Payne (6,921), Ms. Stanek (6,983), and all directors and executive officers as a group (122,978).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.
(6)	Represents approximately 1.5% of total WEC common stock outstanding on March 3, 2014.

P-57	WEC 2014 Annual Meeting Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the Securities and Exchange Commission and reflects stock holdings as of December 31, 2013. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2013, if any.

	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
Name and Address	Sole	Shared	Sole	Shared
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	17,481,836	—	19,740,610	—	19,740,610	8.70%
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	395,938	—	15,944,004	345,438	16,289,442	7.19%
State Street Corporation (1) State Street Financial Center One Lincoln Street Boston, MA 02111	—	11,432,273	—	11,432,273	11,432,273	5.00%

(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2013 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2013 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not a party to any reportable transactions with related parties since January 1, 2013.

Compensation Committee Interlocks and Insider Participation – None of the persons who served as members of the Compensation Committee during 2013 was an officer or employee of the Company during 2013 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2013 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Relations” section of the Company’s Website at www.wisconsinenergy.com.

P-58	WEC 2014 Annual Meeting Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

Registration Process and Attendance Guidelines

1.	The Meeting is open to all stockholders. You must pre-register and reserve an admission ticket in order to attend. See “What must I do to attend the Annual Meeting” on page P-10 of this proxy statement for more information.

2.	To gain admittance to the Meeting, you will be asked to check in upon entry into the R. John Buuck Field House and present a government-issued photo identification, such as a driver’s license, state identification card or passport. We will verify your name against our stockholder list and will then provide you with an admission ticket.

3.	The Company reserves the right to inspect all items, including handbags and briefcases, prior to admittance.

4.	The business of the Meeting will follow as set forth in the agenda, which you will receive upon check-in.
5.	Stockholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda. If you wish to speak, please go to the nearest microphone and wait to be recognized by the Chairman before speaking. State your name before asking your question. Questions from the floor are limited to three minutes to provide an opportunity for as many stockholders as possible during the allotted time.

6.	The use of cameras, recording devices and other electronic devices will not be permitted during the Meeting except by those employed by the Company to provide a record of proceedings. Please silence all cell phones and other electronic devices.

7.	No firearms or weapons will be allowed in the Meeting facilities.

8.	No signs, banners, placards, handouts and similar materials will be allowed on Meeting premises.

Map to the Annual Meeting

*	There is no parking at the annual meeting site. Please park at the North Shore Cinema only (11700 North Port Washington Road, Mequon, WI 53097). Shuttle buses will run continuously from the parking site to the annual meeting site.

P-59	WEC 2014 Annual Meeting Proxy Statement

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:59 p.m., Central Time, on Thursday, May 1, 2014.

Vote by Internet
• Go to www.envisionreports.com/WEC.
• Or scan the QR code with your smartphone.
• Follow the steps outlined on the secure website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED

ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - John F. Bergstrom	☐	☐	☐	02 - Barbara L. Bowles	☐	☐	☐	03 - Patricia W. Chadwick	☐	☐	☐

	04 - Curt S. Culver	☐	☐	☐	05 - Thomas J. Fischer	☐	☐	☐	06 - Gale E. Klappa	☐	☐	☐

	07 - Henry W. Knueppel	☐	☐	☐	08 - Ulice Payne, Jr.	☐	☐	☐	09 - Mary Ellen Stanek	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2014.	☐	☐	☐	3.	Advisory Vote to Approve Compensation of the Named Executive Officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Annual Meeting of Stockholders

Friday, May 2, 2014 - 10 a.m.

Annual meeting site: Concordia University Wisconsin, R. John Buuck Field House, 12800 N. Lake Shore Dr., Mequon, WI 53097

Parking: Only at North Shore Cinema, 11700 N. Port Washington Rd., Mequon, WI 53092*

* There is no parking at the annual meeting site. Please park only at North Shore Cinema. Shuttle buses will run continuously from the parking site to the annual meeting site.

As described on page P-10 of the proxy statement, you must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door to attend the meeting.

Other attendance guidelines are described on page P-59 of the proxy statement.

Can’t make it to the meeting? Listen live on the Web at www.wisconsinenergy.com/invest/annualmtg.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — WISCONSIN ENERGY CORPORATION

Annual Meeting of Stockholders — May 2, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 2, 2014. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1, 2 and 3, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint J. Patrick Keyes and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1. Election of Nine Directors for Terms Expiring in 2015.

2. Ratification of Deloitte & Touche LLP as Independent Auditors for 2014.

3. Advisory Vote to Approve Compensation of the Named Executive Officers.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or the 401(k) plan under the Wisconsin Energy Corporation Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

(Continued and to be marked, dated and signed, on the other side)